Exhibit 2.1
SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
This Second Amendment (this “Amendment”), is entered into as of June 30, 2016, to the Agreement and Plan of Merger (the “Agreement”) entered into as of April 29, 2016 (as amended by that certain Amendment to Agreement and Plan of Merger dated as June 10, 2016), by and among EdenIQ, Inc., a Delaware corporation (“EdenIQ”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Holders (“Stockholder Representative”), Aemetis, Inc., a Nevada corporation (“Aemetis”), and EdenIQ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Aemetis (“Merger Sub”).
WHEREAS, Section 9.4 of the Agreement permits the parties to amend the Agreement by execution of an instrument in writing signed by all parties to the Agreement; and
WHEREAS, each of EdenIQ, the Stockholder Representative, and Aemetis desires to make the following amendments to the Agreement as provided herein.
NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, EdenIQ, the Stockholder Representative, and Aemetis hereby agree as follows:
1. Amendment to Section 4.1 of the Agreement.
(a) Section 4.1 of the Agreement is amended and restated in its entirety to read as follows:
 “4.1 Operation in Ordinary Course. EdenIQ covenants that between the date hereof and the Closing, except as contemplated hereby or with the prior consent of Aemetis, it shall refrain from: (a) entering into any transaction with respect to its business other than in the ordinary course; (b) permitting any encumbrance, mortgage, pledge or lease of or on any material asset, other than in connection with the conduct of EdenIQ’s business in the ordinary course; (c) disposing of any material asset; (d) incurring any material liabilities, other than indebtedness incurred in the ordinary course of business under already established credit facilities or in connection with the Transactions; (e) accelerating the collection of any receivables or delay the payment of liabilities outside the ordinary course; or (f) making any material product or marketing announcement; provided, however, that nothing in this Section 4.1 or any other term or provision of this Agreement shall prevent EdenIQ or its employees, officers, directors or Affiliates from directly or indirectly, soliciting, initiating, encouraging, discussing, negotiating or accepting any offer or proposal by or from any party regarding (A) any reorganization, recapitalization, or merger of EdenIQ; (B) any acquisition or disposition of an interest in any capital stock of EdenIQ or any securities convertible into any capital stock of EdenIQ; (C) any issuance by EdenIQ of any new indebtedness or refinancing of existing indebtedness; or (D) any similar transaction (collectively, an “Alternative Transaction”); provided further, that EdenIQ may not enter into any binding legal agreement with respect to any such Alternative Transaction prior to the termination of this Agreement. All EdenIQ records regarding such an Alternative Transaction shall be exempt from the provision of Section 4.2 and Aemetis shall not be entitled access to such materials.”

2. Amendment to Section 8.1(d) of the Agreement.
(a) Section 8.1(d) of the Agreement is amended and restated in its entirety to read as follows:
“(d) By either EdenIQ or Aemetis, upon written notice, if the transactions contemplated by this Agreement have not been consummated by July 22, 2016, (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party if the failure of such transactions to be consummated is due to the willful failure of such Party to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date.”

3. Defined Terms. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement.
4. No Other Modification. The Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.
5. Governing Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Delaware.
6. Counterparts and Exchanges by Facsimile Transmission. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile transmission shall be sufficient to bind the parties to the terms and conditions of this Amendment
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

EdenIQ, Inc.,
a Delaware corporation

By: /s/ Brian D. Thome
       Brian D. Thome, President and CEO

Shareholder Representative Services LLC,
Solely in its capacity as the Stockholder Representative

By: /s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director

Aemetis, Inc., a Nevada corporation By: /s/ Eric A. McAfee Eric A. McAfee, Chairman/Chief Executive Officer